UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

MAY 12, 2004

Modena I, Inc.

(Exact name of registrant as specified in its charter)

Delaware

         000-50493

                   98-0412431

(State or other jurisdiction

           (Commission

     (IRS Employer ID No.)

        of Incorporation)

           File Number)

18 Wynford Drive, Suite 704, Toronto, Ontario M3C 3S2

(416) 441-4046

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.  Changes in Control of Registrant

On May 12, 2004

, Mr. Chris Penner, the Company’s sole officer and a member of the Board of Directors since its inception, tendered his resignation as the sole member of the Board of Directors and as the sole officer of the Company.  Mr. Penner resigned his positions with the Company due to his inability to continue to dedicate sufficient time to the Company’s due to personal and other professional commitments.  Concurrent with his resignation as an officer and director of the Company, Mr. Penner transferred all 100,000 shares in the Company to Mr. Sang-Ho Kim for monetary consideration and in consideration for Mr. Kim accepting appointment to the positions of President, Chief Executive Officer, Chief Financial Officer and as a member of the Board of Directors of the Company.  These shares represent one hundred (100%) of the issued and outstanding stock of the Company.

Mr. Sang Ho Kim, B.SC, P. Eng, is currently chairman and the President of Edgetech Services Inc. (formerly Secure Enterprise Solutions Inc.) and co-founder of Edgetech Services Inc.  Sang Ho Kim is primarily responsible for building Edgetech Services from a 3-person startup to a successful practice with over 20 staff and 400% revenue growth since 1998.

The following table sets forth information regarding the beneficial ownership of the shares of the Common Stock on May 12, 2004 by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s outstanding shares of Common Stock, (ii) each director of the Company, (iii) the executive officers of the Company, and (iv) by all directors and executive officers of the Company as a group, prior to and upon completion of this Offering.  Each person named in the table, has sole voting and investment power with respect to all shares shown as beneficially owned by such person and can be contacted at the address of the Company.

TITLE OF CLASS	NAME OF BENEFICIAL OWNER	SHARES OF COMMON STOCK	PERCENT OF CLASS

5% STOCKHOLDERS

Common Stock	Sang-Ho Kim	100,000	100.00%

DIRECTORS AND NAMED EXECUTIVE OFFICERS

Common Stock	Sang-Ho Kim	100,000	100.00%
	President, CEO, CFO and Director

DIRECTORS AND OFFICERS AS A GROUP		100,000	100.00%